EXECUTION VERSION

Nuveen Mutual Funds and ETFs

RULE 12d1-4 INVESTMENT AGREEMENT

THIS RULE 12d1-4 INVESTMENT AGREEMENT (the “Agreement”), dated as of January 21, 2022 (the “Effective Date”), is made by and between each registered investment company (each, a “Registrant”), on behalf of each series of each such Registrant listed on Schedule A or Schedule B hereto, or if the relevant Registrant has no series, then the relevant Registrant (as applicable, each an “Acquiring Fund” or “Acquired Fund” pursuant to the applicable schedule), each severally and not jointly.

WHEREAS, each Registrant is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, and Section 12(d)(1)(B) limits the extent to which a registered open-end investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limitations set forth in Section 12(d)(1)(A) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, pursuant to this Agreement, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations set forth in Section 12(d)(1)(A) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule and certain additional terms of investment as provided below.

1.	Terms of Investment.

(a)

In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i)

In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund may honor any redemption request partially or wholly in-kind in the sole discretion of the Acquired Fund (which discretion of the Acquired Fund shall include the selection of portfolio securities to distribute in-kind), even where such Acquired Fund does not ordinarily satisfy redemption requests in-kind (particularly in the case of Acquired Funds that are not exchange-traded funds).

(ii)	Timing/advance notice of redemptions.

1.

With respect to Acquired Funds designated as “Enumerated Funds” on the 12d1-4 List (as defined below), the Acquiring Fund will use reasonable efforts to provide advanced notification to the Acquired Fund in the event that it anticipates redeeming more than 5% of the Acquired Fund’s net asset value within a period of 5 business days. Such notice shall be provided to the Acquired Fund(s) whenever practicable and consistent with the Acquiring Fund’s best interests. For the avoidance of doubt, in the instance where an Acquired Fund is an exchange-traded fund, the requirements of this paragraph (1) shall not apply to transactions in which an Acquiring Fund did not know or have reason to know that such transaction would result in a redemption transaction with the Acquired Fund (such as where an Acquiring Fund sells shares in the secondary market).

2.

The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

(iii)

Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated scale and timeline of investments in the Acquired Fund by the Acquiring Fund. The Acquired Fund acknowledges and agrees that any summary information provided pursuant to the foregoing is not a commitment to purchase the Acquired Fund shares in any amount, nor a limitation thereof, and constitutes an estimate that may differ materially from the amount, timing and manner in which the Acquiring Fund may acquire shares of the Acquired Fund, if at all. The Acquired Fund agrees to treat any information provided by the Acquiring Fund under this provision confidentially and to use such information only for purposes contemplated by this Agreement.

(b)

In order to assist an Acquiring Fund’s investment adviser or, in the case of Acquiring Fund that is a unit investment trust, its principal underwriter or depositor with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule. Such fee and expense information shall be limited to that which is made publicly available by the Acquired Fund. In accordance with the foregoing and in recognition of each Acquired Fund’s obligations regarding disclosure of material nonpublic information under applicable laws, rules and regulations, the Acquiring Funds and Acquired Funds agree that the information on the fees and expenses of each Acquired Fund shall be provided through delivery of or access to publicly available documents.

2.	Representations of the Acquired Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations set forth in Section 12(d)(1)(A) of the 1940 Act in reliance on the Rule, the Acquired Fund agrees to: (i) comply with all conditions of the Rule applicable to the Acquired Fund; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund or this Agreement.

3.	Representations of the Acquiring Funds.

(a)

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations set forth in Section 12(d)(1)(A) of the 1940 Act in reliance on the Rule, the Acquiring Fund agrees to: (i) comply with all conditions of the Rule applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund or this Agreement.

(b)	An Acquiring Fund shall promptly notify an Acquired Fund:

(i)	when the Acquiring Fund acquires or ceases to hold more than 3% and more than 5% of such Acquired Fund’s total outstanding voting securities; and

(ii)

when the Acquiring Fund and its “advisory group,” individually or in the aggregate, acquires or ceases to hold more than 10%, 15%, 20% and 25% of such Acquired Fund’s total outstanding voting securities.

(c)

Notwithstanding anything herein to the contrary, any Acquiring Fund that has an “affiliated person” (as defined under the 1940 Act) that is (i) a broker-dealer (not including any limited purpose broker-dealer that does not execute securities transactions for an Acquired Fund and does not invest in an Acquired Fund for its own principal account), (ii) a broker-dealer or bank that borrows as part of a securities lending program or (iii) a futures commission merchant or a swap dealer will: (a) not make an investment in an Acquired Fund that causes such Acquiring Fund to hold 5% or more of such Acquired Fund’s total outstanding voting securities without prior approval from the Acquired Fund, and (b) notify the Acquired Fund if any investment by the Acquiring Fund that complied with (a) at the time of purchase no longer complies.

(d)

An Acquiring Fund shall provide an Acquired Fund with information regarding the amount of investments by the Acquiring Fund and its “advisory group” in the Acquired Fund, and information regarding affiliates of the Acquiring Fund, upon the Acquired Fund’s reasonable request. The Acquired Fund agrees to treat any information provided by the Acquiring Fund under this provision confidentially and to use such information only for purposes contemplated by this Agreement.

(e)	Each Acquiring Fund acknowledges that:

(i)	it may not rely on this Agreement to invest in Acquired Funds designated as “Ineligible Funds” on the list of Ineligible Funds and Enumerated Funds attached as Schedule C hereto (the “12d1-4 List”);

(ii)	investments in Enumerated Funds as designated on the 12d1-4 List are subject to the additional conditions set forth in Section 1(a)(ii) hereof; and

(iii)

the 12d1-4 List may be updated from time to time, and such updated 12d1-4 List shall be effective as of the date and time of its distribution to the Acquiring Fund via electronic mail at the address provided by the Acquiring Fund pursuant to Section 6 of this Agreement, and it is the Acquiring Fund’s obligation to review the most recently distributed 12d1-4 List prior to making investments under this Agreement.

4.	Indemnification.

(a)

Each Acquiring Fund agrees to hold harmless and indemnify each Acquired Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund, including any of their principals, directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by such Acquiring Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquiring Fund shall be liable for indemnifying any Acquired Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquired Fund to such Acquiring Fund pursuant to the terms and conditions of this Agreement.

(b)

Each Acquired Fund agrees to hold harmless and indemnify an Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or Claims asserted against the Acquiring Fund, including any of its directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by such Acquired Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquired Fund shall be liable for indemnifying any Acquiring Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquiring Fund to such Acquired Fund pursuant to the terms and conditions of this Agreement.

(c)

Any liability pursuant to the forgoing provisions shall be several and not joint. In any action involving the parties under this Agreement implicating individual series of a Registrant, the parties agree to look solely to the individual series that is/are involved in the matter in controversy and not to any other series.

5.	Use of Name.

(a)

To the extent an Acquiring Fund refers to one or more Acquired Funds in any prospectus, statement of additional information or otherwise (except when the reference to an Acquired Fund is included in a list of holdings), each Acquiring Fund agrees to:

(i)	Refer to such Acquired Fund by its legal name upon first reference to such Acquired Fund; and

(ii)	Include the following notice within reasonable proximity to the first reference to such Acquired Fund, as applicable:

“Nuveen is a registered trademark of Nuveen Investments, Inc. (“Nuveen”), the investment management arm of Teachers Insurance and Annuity Association of America (“TIAA”). Neither TIAA nor Nuveen nor the Nuveen Funds make any representations regarding the advisability of investing in [Name of Acquiring Fund].”

(b)

No Acquiring Fund shall use the name or any tradename, trademark, service mark, symbol or any abbreviation, contraction or simulation thereof of the Acquired Fund, Nuveen or any of their affiliates in its shareholder communications, advertising, sales literature and similar communications (other than a prospectus, statement of additional information, fact sheet or similar disclosure document, or shareholder report) unless it first receives prior written approval (including approval through written electronic communications) of the Acquired Fund or Nuveen. Additionally, no Acquiring Fund shall use any logo of the Acquired Fund, Nuveen or any of their affiliates without entering into a separate trademark license agreement with Nuveen or the affiliate, as applicable.

6.	Notices.

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered via electronic mail to the address for each party specified below. Either party may notify the other in writing via electronic mail of any changes to these notice provisions.

If to the Acquiring Funds:	If to the Acquired Funds:

j.coughlan@imgp.com j.seeley@imgp.com	Nuveen12d1-4@nuveen.com

7.	Additional Acquiring Funds.

In the event that an Acquiring Fund wishes to include one or more series in addition to those originally set forth on Schedule A, the Acquiring Fund shall so notify the Acquired Fund in writing via electronic mail, and if the Acquired Fund agrees in writing via electronic mail, such series shall hereunder become an Acquiring Fund, and Schedule A shall be amended accordingly.

8.	Governing Law; Counterparts.

(a)	This Agreement will be governed by and construed in accordance with the laws of the State of Illinois without regard to choice of law principles.

(b)

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An electronic copy of a signature received in Portable Document Format (PDF) or a copy of a signature received via a fax machine shall be deemed to be of the same force and effect as an original signature on an original executed document.

9.	Term and Termination; Assignment; Amendment.

(a)

This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule. While the terms of the Agreement shall only be applicable to investments in Acquired Funds made in reliance on the Rule, the Agreement shall continue in effect until terminated pursuant to Section 9(b). .

(b)

This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Termination of this Agreement with respect to a particular Acquired Fund shall not terminate the Agreement as to other Acquired Funds that are parties hereto. Upon termination of this Agreement with respect to an Acquired Fund or at any time an Acquired Fund is designated as an Ineligible Fund, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule. For purposes of clarity, upon termination of the Agreement with respect to an Acquired Fund or upon an Acquired Fund being designated as an Ineligible Fund, the Acquiring Fund shall not be required to reduce its holdings of the respective Acquired Fund.

(c)

If this Agreement is terminated pursuant to Section 9(b) hereof, the obligations of an Acquiring Fund set forth in Section 1(a)(ii)(1) hereof shall survive and remain continuing obligations of the Acquiring Fund so long as the Acquiring Fund holds shares of an Acquired Fund that were acquired in reliance on the Rule and pursuant to this Agreement.

(d)	This Agreement may not be assigned by either party without the prior written consent of the other.

(e)	Other than as set forth in Sections 3(e), 6 and 7 above and Schedule B hereto, this Agreement may be amended only by a writing that is signed by each affected party.

(f)	The Acquiring Funds and the Acquired Funds may file a copy of this Agreement with the SEC or any other regulatory body if required by applicable law.

(g)

With respect to any Acquiring Fund or Acquired Fund organized as a Massachusetts business trust or a series thereof (each such trust, a “Massachusetts Trust”), a copy of the Declaration of Trust of each Massachusetts Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of each Massachusetts Trust by an officer of the Trust in his or her capacity as an officer of the Trust and not individually and that no trustee, officer, employee, agent, employee or shareholder of a Massachusetts Trust shall have any personal liability under this Agreement.

10.	Termination of Prior Agreements.

The execution of this Agreement shall be deemed to constitute the termination as of the Effective Date of any and all prior agreements between an Acquiring Fund and an Acquired Fund that relates to the investment by any Acquiring Fund in any Acquired Fund in reliance on a participation agreement, exemptive order or other arrangement among the parties intended to achieve compliance with Section 12(d)(1) of the 1940 Act (the “Prior Section 12 Agreements”). The parties hereby waive any notice provisions, conditions to termination, or matters otherwise required to terminate such Prior Section 12 Agreements.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EACH ACQUIRING FUND REGISTRANT LISTED ON SCHEDULE A HERETO, ON BEHALF OF ITS APPLICABLE SERIES

By:	/s/ John Coughlan
Name: John Coughlan
Title: Treasurer

EACH ACQUIRED FUND REGISTRANT LISTED ON SCHEDULE B HERETO, ON BEHALF OF ITS APPLICABLE SERIES

By:	/s/ Christopher M. Rohrbacher
Name: Christopher M. Rohrbacher
Title: Vice President and Assistant Secretary

Schedule A: Acquiring Funds

Registrant: Litman Gregory Funds Trust

Series: iMGP RBA Responsible Global Allocation ETF

Schedule B: Acquired Funds

Mutual Funds:

Nuveen Investment Trust

All existing and future series

Nuveen Investment Trust II

All existing and future series

Nuveen Investment Trust III

All existing and future series

Nuveen Investment Trust V

All existing and future series

Nuveen Municipal Trust

All existing and future series

Nuveen Multistate Trust I

All existing and future series

Nuveen Multistate Trust II

All existing and future series

Nuveen Multistate Trust III

All existing and future series

Nuveen Multistate Trust IV

All existing and future series

Nuveen Investment Funds, Inc.

All existing and future series

Exchange-Traded Funds:

NuShares ETF Trust

All existing and future series

This Schedule B is amended and supplemented by reference to the most recently distributed 12d1-4 List. This Schedule B may be amended from time to time to include additional Registrants or to remove Registrants, any such amendment effective as of the date and time of its distribution to an Acquiring Fund.

Schedule C: 12d1-4 List

Nuveen Mutual Funds and ETFs

Rule 12d1-4 List

Effective January 19, 2022

Ineligible and Enumerated Funds

Rule 12d1-4 (the “Rule”) under the Investment Company Act of 1940 (the “1940 Act”) grants funds (“Acquiring Funds”) registered under the 1940 Act the ability to invest in certain Nuveen-sponsored mutual funds and ETFs (“Nuveen Funds”) in excess of statutory limits set forth in Section 12(d)(1)(A) of the 1940 Act provided such Acquiring Funds comply with the requirements of the Rule and the conditions of the Rule 12d1-4 Investment Agreement with the Nuveen Funds (the “Agreement”).

This document sets forth (1) the Nuveen Funds which are not eligible to be acquired by an Acquiring Fund in reliance on the Rule (“Ineligible Funds”) and (2) the Nuveen Funds which are subject to the provisions regarding advanced notification of redemptions by an Acquiring Fund pursuant to Section 1(a)(ii) of the Agreement (“Enumerated Funds”).

The information provided below may be updated from time to time, such update effective as of the date and time of its distribution to an Acquiring Fund.

Ineligible Funds

Mutual funds:

Nuveen California High Yield Municipal Bond Fund

Nuveen High Yield Municipal Bond Fund

ETFs:

None

Enumerated Funds

Mutual funds:

Nuveen Short Duration High Yield Municipal Bond Fund

Nuveen High Yield Income Fund

Nuveen Floating Rate Income Fund

Nuveen Strategic Municipal Opportunities Fund

ETFs:

None